HERMAN MILLER, INC. 2011 LONG-TERM INCENTIVE PLAN
HMVA PERFORMANCE SHARE AWARD AGREEMENT

This certifies that Herman Miller, Inc. (the "Company") has on %%OPTION_DATE,'Month DD, YYYY'%-% (the "Award Date"), granted to %%FIRST_NAME%-% %%LAST_NAME%-% (the "Participant") an award (the "Award") of %%TOTAL_SHARES_GRANTED,'999,999,999'%-% Target Performance Shares (the "Target Performance Shares") pursuant to and under the Herman Miller, Inc. 2011 Long-Term Incentive Plan (the "Plan") and subject to the terms set forth in this Award Agreement. A copy of the Plan Prospectus has been delivered to Participant, and a copy of the Plan is available from the Company on request. The Plan is incorporated into this Award Agreement by reference, and in the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan will govern. Any terms not defined herein will have the meaning set forth in the Plan.

1.    Definitions.

"Actual Performance Shares" means the number of Performance Shares earned in accordance with Section 2 or Section 3 of this Award Agreement.

"Average Herman Miller Value Added" means the sum of the Company's Value Added for each Year of the Performance Period divided by 3.

"Average Capital" means the sum of the Company's capital at the end of each month during a Plan Year divided by 12.

"Award Agreement" means the terms and conditions of the Award set forth in this agreement.

"Capital Charge" means the Company's Average Capital for the Plan Year multiplied by the Cost of Capital

"Common Stock" means the Company's $.20 par value per share common stock.

"Cost of Capital" means the Company's weighted cost of equity plus its weighted cost of debt, expressed as a percentage, as determined by the Committee in a manner consistent with the Manual.

"EBITDA" means the Company's earnings calculated before charges for interest, taxes, depreciation and amortization as determined by the Committee in a manner consistent with the Manual.

"Herman Miller Value Added" means the value added of the Company determined each Plan Year by deducting the Company's Capital Charge from EBITDA, as determined by the Committee in a manner consistent with the terms of the Manual.

"Performance Period" means the period of three (3) consecutive Years beginning with the Year of the Award Date or in the event of a Shortfall, the Alternate Performance Period, if any approved by the Committee or in the event of a Change in Control, the Adjusted Performance Period provided in Section 2(d)(ii).

"Retirement" means retirement under the Company's qualified retirement plans.

"Target Herman Miller Value Added" means the target amount of Herman Miller Value Added for any Year which is sufficient to entitle the Participant to the target number of Performance Shares under this Award.

"Target Performance Share" means the right to receive one (1) share of Common Stock subject to certain restrictions and on the terms and conditions contained in this Award Agreement.

"Vesting Period" means the period of thirty-six (36) consecutive months after the Award Date, (or the Alternate Performance Period in the event of a Change in Control) or in the event of a Shortfall, the period of sixty (60) consecutive months after the Award Date, if the Committee approves the use of an Alternate Performance Period.

"Year" means the fiscal year of the Company.

2.    Determination of Actual Performance Shares. The Actual Performance Shares which the Participant will be eligible to earn will be as determined under this Section 2.

(a)    Beginning of the Year Determinations. Within 90 days of the beginning of each Year, the Committee will establish the EBITDA, Cost of Capital and the Target Herman Miller Value Added for each Year of the Performance Period. If the Committee determines that the ability to earn Actual Performance Shares will be based in whole or in part upon the Herman Miller Value Added of any unit or subsidiary, then the Committee will also establish the EBITDA, Cost of Capital and Target Herman Miller Value Added for such units or subsidiaries.

(b)    Year-End Determinations. As of the end of each Year the following determinations will be made consistent with the Manual;

(i)    Determination of EBITDA and Capital Charge. Within ninety (90) days of the end of each Year of the Performance Period, the Committee will determine the EBITDA and Capital Charge for the just ended Year.

(ii)    Determination of Herman Miller Value Added. Within ninety (90) days of the end of each Year and at the end of the Performance Period, the Committee will determine the amount of Herman Miller Value Added for each year and the average for any Performance Period.

(iii)    Calculation of Actual Performance Shares. The Committee, within ninety (90) days after the end of the Performance Period, will determine the number of Actual Performance Shares issuable to Participant. Except as provided in Sections (c), (d) or (e) below, the number of Actual Performance Shares will be determined on a linear basis according to the following;

(A)    if the Average Herman Miller Value Added is equal to or greater than $239 million, 200% of the Target Performance Shares will become Actual Performance Shares;

(B)    if the Average Herman Miller Value Added is equal to $210 million (the Target Herman Miller Value Added), 100% of the Target Performance Shares will become Actual Performance Shares;

(C)    if the Average Herman Miller Value Added is equal to $191 million, 34% of the Target Performance Shares will become Actual Performance Shares, and

(D)    if the Average Herman Miller Value Added is less than $191 million, 0% of the Target Performance Shares will become Actual Performance Shares.

(c)    Shortfall. If the calculation under Section 2(b)(iii) above would result in less than 34% of the number of Target Performance Shares being earned, then a Shortfall will exist. In the event of a Shortfall, no Actual Performance Shares will be issued unless the Committee authorizes the use of the Alternate Performance Period described in Section (d) below.

(d)    Alternate Performance Period in the Event of a Shortfall. If a Shortfall occurs, the Committee, in its sole discretion, may elect to determine the Target Performance Shares based upon the Alternate Performance Period. If the Committee elects to exercise that discretion, (i) the Alternate Performance Period shall be the three (3) consecutive Years beginning with the first day of the Fiscal Year 2018 and (ii) the Actual Performance Shares shall equal 34% of the Target Performance Shares if Average Herman Miller Value Added equals or exceeds 75% of the Target Herman Miller Value Added during the Alternate Performance Period.

(e)    Calculation of Actual Performance Shares after a Change in Control. If a Change in Control occurs, the Committee will determine the Participant's Actual Performance Shares in accordance with Section 2(a), subject to the following:

(i)    The Committee will adjust the EBITDA for the Year in which the Change in Control occurs by multiplying the EBITDA actually achieved for that Year by a fraction, the numerator of which is the number of days in the period beginning of the first day of the Year and ending on the day prior to the effective date of the Change in Control, and the denominator of which is 365.

(ii)  The Performance Period will end (the "Adjusted Performance Period") on the effective date of the Change in Control. The Committee will determine the Average EBITDA by adding the EBITDA for each Year of the Adjusted Performance Period and dividing the sum by the number of whole or partial Years in the Adjusted Performance Period.

(f)    Certification. Not later than ninety (90) days after the end of the Performance Period or the Adjusted Performance Period, as applicable, the Committee shall determine the Actual Performance Shares and shall certify such finding to the Company and the Participant.

3.    Adjustments to Target Performance Shares Following Termination of Employment.

(a)    Termination Due to Death, Disability or Termination Without Cause. In the event that the Participant's employment with the Company or a Subsidiary terminates prior to the end of the Performance Period due to:

(i)    Death;

(ii)    Disability; or

(iii)    Termination by the Company or a Subsidiary without Cause,

then the Participant's Target Performance Shares will be adjusted by multiplying the Participant's Target Performance Shares by a fraction, the numerator of which is the number of full calendar months, beginning on the first day of the Year of the Award Date and ending on the date on which the event described in Section 3(a) occurs, and the denominator of which is 36.

(b)    Termination Due to Retirement. In the event that the Participant's employment with the Company or a Subsidiary terminates prior to the end of the Performance Period due to Retirement, the Participant's Target Performance Shares will be adjusted as follows:

(i)    If the Participant's Retirement occurs prior to the end of the first Year of the Performance Period, the Participant's Target Performance Shares will be adjusted by multiplying the Participant's Target Performance Shares by a fraction, the numerator of which is the number of full calendar months, beginning on the first day of the Year of the Award Date and ending on the date of the Participant's Retirement, and the denominator of which is 12;

(ii)    No adjustment to the Participant's Target Performance Shares will be made if the Participant's Retirement occurs on or after the last day of the first Year of the Performance Period or during the Alternate Performance Period.

(c)    Termination of Employment for Other Reasons. In the event that the Participant's employment with the Company or a Subsidiary terminates prior to the end of the Performance Period for any reason other than Death, Disability, Retirement, or Termination by the Company or a Subsidiary without Cause, Participant's rights to all the Target Performance Shares granted under this Award Agreement will be immediately and irrevocably forfeited upon such termination of employment.

4.    Vesting of Actual Performance Shares.

(a)    Except as provided in Section 4(b) and (d) below, the Participant's Actual Performance Shares will vest and become non-forfeitable at the expiration of the Vesting Period, if the Participant remains continuously employed by the Company or a Subsidiary through the last day of the Vesting Period.

(b)    Notwithstanding the provisions of Section 4(a) above, the Participant's Actual Performance Shares will vest and become non-forfeitable at the expiration of the Vesting Period, if the Participant's employment with the Company or a Subsidiary terminates prior to the end of the Vesting Period due to any of the following:

(i)    Retirement;

(ii)    Death;

(iii)    Disability; or

(iv)    Termination of Employment by the Company or a Subsidiary without Cause.

(c)    For purposes of this Section 4, a Participant who begins an approved leave of absence from the Company or a Subsidiary after the Award Date and who returns to employment with the Company or a Subsidiary prior to the last day of the Vesting Period or prior to any of the events described in Section 4(b), above, following the leave of absence, will be considered to be continuously employed during the leave of absence.

(d)    Notwithstanding the provisions of Section 4(a), above, the Participant's Actual Performance Shares will vest and become non-forfeitable upon the effective date of a Change in Control.

(e)    Subject to the conditions set forth in Section 4(b) and (d) above, if Participant ceases to be employed by the Company or a Subsidiary through the last day of the Vesting Period, the Participant's rights to all of the Target Performance Shares or Actual Performance Shares will be immediately and irrevocably forfeited as of the date of termination of employment.

5.    Rights of the Participant with Respect to Target Performance Shares.

(a)    No Shareholder Rights. The Target Performance Shares granted pursuant to this Award Agreement represent a contingent right to receive Common Stock in the future, are not issued shares of Common Stock and do not and will not entitle Participant to any rights of a shareholder of Common Stock, including the right to vote or receive dividends. Except as provided in Section 3 and Section 4 of this Award Agreement, the rights of the Participant with respect to the Target Performance Shares will remain forfeitable at all times prior to the end of the Performance Period and Vesting Period as provided in this Award Agreement. Prior to conversion of the Target Performance Shares into Common Stock, such Target Performance Shares will represent only an unsecured obligation of the Company.

(b)    Conversion of Performance Shares; Issuance of Common Stock. No shares of Common Stock will be issued to Participant prior to the date on which the Target Performance Shares become Actual Performance Shares under the provisions of Section 2 or Section 3 of this Award Agreement and are vested in accordance with Section 4 of this Award Agreement. Neither this Section 5(b) nor any action taken pursuant to or in accordance with this Section 5(b) will be construed to create a trust of any kind. After any Target Performance Shares become Actual Performance Shares and subject to the vesting conditions set forth in Section 4 of this Award Agreement and any tax withholding obligations related to such Performance Shares have been satisfied pursuant to Section 9, the Company will, within 60 days thereafter, cause to be issued to the Participant or the Participant's legal representatives, beneficiaries or heirs, as the case may be, a stock certificate or book entry representing the number of shares of Common Stock in payment of such whole Actual Performance Shares, unless a valid deferral has been made pursuant to Section 8, in which case such distribution will be made within 60 days after the date to which distribution has been deferred.

6.    Restriction on Transfer. Any rights under this Award Agreement may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition will be void and unenforceable against the Company.

7.    Adjustments to Target Performance Shares for Certain Corporate Transactions. Adjustments to Target Performance Shares will be determined in accordance with this Section 7.

(a)    The Committee will make an appropriate and proportionate adjustment to the number of Target Performance Shares granted under this Award Agreement if:

(i)    The outstanding shares of Common Stock are increased or decreased, as a result of merger, consolidation, sale of all or substantially all of the assets of the Company, reclassification, stock dividend, stock split, reverse stock split with respect to such shares of Common Stock or other securities, or

(ii)    Additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities or exchanged for a different number or kind of shares or other securities through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities.

(b)    The Committee may make an appropriate and proportionate adjustment in the number of Target Performance Shares granted under this Award Agreement if the outstanding shares of Common Stock are increased or decreased as a result of a recapitalization or reorganization not included within Section 7(a) above.

8.    Deferral of Distribution. Participant may elect to defer the conversion of Actual Performance Shares granted under this Award Agreement into Common Stock and the issuance of such Common Stock with respect thereto to a time later than that provided under Section 5(b). The Participant must file such election with the Committee at least 12 months prior to the date provided under Section 5(b) that such Actual Performance Shares are scheduled to be converted into Common Stock and issued to the Participant. The Participant must specify in the election the date on which the Actual Performance Shares earned under this Award Agreement will be converted to Common Stock and issued to Participant. The date elected must be at least five (5) years later than the date on which the Actual Performance Shares would have been converted to Common Stock and issued to the Participant under Section 5(b).

9.    Tax Withholding.

(a)    In order to comply with all applicable federal, state, and local tax withholding laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant are withheld or collected from Participant.

(b)    In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant's federal, state, and local tax obligations arising from the receipt of, or the lapse of restrictions relating to, the Actual Performance Shares, by any of the following means or by a combination of such means set forth below. If the Participant fails to notify the Company of his or her election prior to the Tax Date (defined below), the Company will withhold shares of Common Stock as described in Section 9(b)(ii), below.

(i)    Tendering a payment to the Company in the form of cash, check (bank check, certified check or personal check) or money order payable to the Company;

(ii)    Authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the Participant a number of such shares having a Fair Market Value as of the date that the amount of the tax to be withheld is to be determined (the "Tax Date) less than or equal to the minimum amount of the Company's withholding tax obligation; or

(iii)    Delivering to the Company unencumbered shares of Common Stock already owned by Participant having a Fair Market Value, as of the Tax Date, less than or equal to the minimum amount of the Company's withholding tax obligation. Any shares of Common Stock already owned by Participant referred to in this Section 9(b)(iii) must have been owned by Participant for no less than six (6) months prior to the date delivered to the Company.

10.    Participant Covenants. In consideration of the grant of this Award by the Company, Participant agrees to the following:

(a)    Confidentiality. In the course of Participant's employment with the Company, Participant may be making use of, acquiring, or adding to the Company's confidential information, trade secrets, and Protected Information; accordingly, Participant agrees and promises:.

(i)    to protect and maintain the confidentiality of Protected Information while employed by the Company;

(ii)    to return (and not retain) any and all materials reflecting Protected Information that Participant may possess (including all Company-owned equipment) immediately upon end of employment or upon demand by the Company; and

(iii)    to not use or disclose, except as necessary for the performance of Participant's services on behalf of the Company or as required by law or legal process, any Protected Information where such use or disclosure would be detrimental to the interests of the Company. This promise applies only for so long as such Protected Information remains confidential and not generally known to the Company's competitors, or 18 months following the end of Participant's employment with the Company, whichever occurs first.

(b)    Restrictive Covenants. Participant understands and agrees that the Company has legitimate interests in protecting its goodwill, its relationships with customers and business partners, and in maintaining its confidential information, trade secrets and Protected Information, and hereby agrees that the following restrictions are appropriate to meet such goals.

(i)    Non-Solicitation. Participant acknowledges that the relationships and goodwill that Participant develops with Company Customers as a result of Participant's employment belong to the Company. Participant therefore agrees that while employed by the Company and for a period of 12 months after Participant's employment with the Company ends, for whatever reason, Participant will not, and will not assist anyone else to, (1) solicit or encourage any Company Customer to terminate or diminish its relationship with the Company relating to Competitive Services or Products; or (2) seek to persuade any Company Customer to conduct with anyone other than the Company any business or activity relating to Competitive Services or Products that such Company Customer conducts or could conduct with the Company.

(ii)    Non-Competition. Participant agrees that while employed by the Company and for a period of 12 months after Participant's employment with the Company ends for any reason, Participant will not, for himself or herself, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor in a role where Participant's knowledge of Protected Information is likely to affect Participant's decisions or actions for the Direct Competitor to the detriment of the Company.

(c)    Definitions. For purposes of this Section 10, the following terms shall be defined as follows:

(i)    Protected Information. "Protected Information" means Company information not generally known to, and not readily ascertainable through proper means by, the Company's competitors on matters such as customer information, partner information, and the relative skills and experience of the Company's other Participants or agents; nonpublic information; strategic plans; business methods; investment strategies and plans; intellectual property; sales and marketing plans; Company (not individual) know-how; trade secrets; and other information of a technical or economic nature relating to the Company's business.

Protected Information does not include information that (i) was in the public domain, (ii) was independently developed or acquired by Participant, (iii) was approved by the Company for use and disclosure by Participant without restriction, or (iv) is the type of information which might form the basis for protected concerted activity under the National Labor Relations Act (for example, Participant pay or Participant terms and conditions of employment).

(ii)    Company Customer. "Company Customer" is limited to those customers or partners who did business with the Company within the most recent 18 months of Participant's employment (or during the period of Participant's employment, if Participant was employed for less than 18 months) and with whom Participant personally dealt on behalf of the Company in the 12 months immediately preceding the last day of Participant's employment and Participant had business contact or responsibility with such Company Customer as a result of his or her employment with the Company. "Company Customer" shall not, however, include any individual who purchased a Competitive Product from the Company by direct purchase from one of its retail establishments or via on-line over the Internet, unless such purchase was of such quantity that the purchase price exceeded $15,000.

(iii)    Competitive Services. "Competitive Services" means services of the type that the Company provided or offered to its customers or partners at any time during the 12 months immediately preceding the last day of Participant's employment with the Company (or at any time during Participant's employment if Participant was employed for less than 12 months), and for which Participant was involved in providing or managing the provision of such services.

(iv)    Competitive Products. "Competitive Products" means products that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing for a present, former, or future possible customer/partner at any time during the twelve (12) months immediately preceding the last day of Participant's employment (or at any time during Participant's employment if Participant was employed for less than 12 months), with which Participant had direct responsibility for the sale or development of such products or managing those persons responsible for the sale or development of such products.

(v)    Direct Competitor. "Direct Competitor" means a person, business or company providing Competitive Products or Competitive Services anywhere in the United States. "Direct Competitor" does not include any business which the parties have agreed in writing to exclude from the definition, and the Company will not unreasonably or arbitrarily withhold such agreement.

11.    Miscellaneous.

(a)    Neither this Award Agreement nor the Plan confers on Participant any right with respect to the continuance of employment by the Company or any Subsidiary, nor will there be a limitation in any way on the right of the Company or any Subsidiary by which Participant is employed to terminate his or her employment at any time.

(b)    In the event of a restatement of the Company's consolidated financial statements for any interim or annual period ("Restatement"), the Committee may determine that the Award exceeds the amount that would have been awarded or received had the Restatement been known at the time of the Award Date or at the time of earning any Actual Performance Shares. In the event that the Committee makes such a determination, the Company shall have the right: (A) in the instance of a Participant whose misconduct or violation of a Company policy causes such Restatement, or; (B) in the instance where a Participant is an officer subject to Section 16 of the Securities and Exchange Act of 1934, and without regard to whether such Participant caused the Restatement, to (i) forfeit this Award, and/or (ii) to require repayment or return of any benefit derived from this Award. Both the cause and the amount of adjustment and/or repayment shall be determined by the Committee in its sole discretion, and its decision shall be final and binding upon the Participant.

(c)    An original record of this Award Agreement and of the Participant's acceptance and acknowledgement will be held on file by the Company. This Award Agreement and the Participant's acknowledgement may be made either in paper or electronic format as specified by the Company. To the extent there is any conflict between the terms contained in this Award Agreement and the terms contained in the original held by the Company, the terms of the original held by the Company will control.

12.    Section 409A Compliance. To the extent applicable, it is intended that this Award Agreement comply with the provisions of Section 409A of the Internal Revenue Code ("Section 409A"). This Award Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Award Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). If any payments under this Award Agreement constitute nonqualified deferred compensation subject to the requirements of Section 409A and are payable upon a termination of the Participant's employment, then all such payments shall be made only upon a "separation from service" within the meaning of Section 409A, and for purposes of determining the timing of such payments, Participant's termination shall not be considered to occur until he or she has incurred such a separation from service.

IN WITNESS WHEREOF, the parties have executed this Award Agreement effective as of the Award Date.

Herman Miller, Inc.

By:_____________________________________
Brian C. Walker
Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGEMENT

Via electronic ACCEPT, I accept the Award Agreement described herein and in the Plan, acknowledge receipt of a copy of this Award Agreement and the Plan Prospectus, and acknowledge that I have read them carefully and that I fully understand their contents.